Press Release
Exhibit 99.1
Company Contact:
Patrick S. Barrett
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 27507
Email: pbarrett@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES SECOND QUARTER
FINANCIAL RESULTS
    RED BANK, NEW JERSEY, July 30, 2026 - OceanFirst Financial Corp. (NASDAQ:OCFC) (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), reported a net loss of $3.0 million, or $0.04 per diluted share1, for the three months ended June 30, 2026, compared to net income available for common stockholders of $16.2 million, or $0.28 per diluted share, for the corresponding prior year period, and net income of $20.5 million, or $0.36 per diluted share, for the linked quarter. For the six months ended June 30, 2026, the Company reported net income available to common stockholders of $17.5 million, or $0.27 per diluted share, as compared to $36.7 million, or $0.63 per diluted share, for the corresponding prior year period. Selected performance metrics are as follows (refer to “Selected Quarterly Financial Data” for additional information):

	For the Three Months Ended,			For the Six Months Ended,
Performance Ratios (Annualized):	June 30,	March 31,	June 30,	June 30,	June 30,
	2026	2026	2025	2026	2025
Return on average assets	(0.07)%	0.57%	0.49%	0.22%	0.56%
Return on average stockholders’ equity	(0.63)	4.95	3.86	1.95	4.36
Return on average tangible stockholders’ equity (a)	(0.88)	7.22	5.66	2.79	6.36
Return on average tangible common equity (a)	(0.88)	7.22	5.66	2.79	6.36
Efficiency ratio	98.88	71.13	71.93	86.67	68.82
Net interest margin	3.05	2.93	2.91	2.99	2.91
(a) Return on average tangible stockholders’ equity and return on average tangible common equity are non-GAAP (“generally accepted accounting principles”) financial measures. Refer to “Explanation of Non-GAAP Financial Measures” and tables included in this release for reconciliation and additional information regarding non-GAAP financial measures.

1 The number of shares outstanding and all common share-related calculations, including earnings per share, book value per share, and tangible book value per share, are calculated using both common stock and non-voting common equivalent (“NVCE”) stock, which are participating securities. All NVCE shares presented in this document are reported on an as-converted common stock equivalent basis.

Core earnings2 for the three and six months ended June 30, 2026 were $30.5 million and $54.9 million, respectively, or $0.43 and $0.86 per diluted share, an increase from $17.7 million and $38.0 million, respectively, or $0.31 and $0.66 per diluted share, for the corresponding prior year periods, and an increase from $24.3 million, while remaining flat at $0.43 per diluted share, for the linked quarter.
Core earnings PTPP2 for the three and six months ended June 30, 2026 were $44.5 million and $78.9 million, respectively, or $0.63 and $1.24 per diluted share, an increase from $26.4 million and $58.8 million, respectively, or $0.46 and $1.02 per diluted share, for the corresponding prior year periods, and an increase from $34.4 million or $0.60 per diluted share, for the linked quarter. Selected performance metrics are as follows:

	For the Three Months Ended,			For the Six Months Ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
Core Ratios[2] (Annualized):	2026	2026	2025	2026	2025
Return on average assets	0.71%	0.68%	0.53%	0.70%	0.58%
Return on average tangible stockholders’ equity	8.92	8.56	6.17	8.76	6.59
Return on average tangible common equity	8.92	8.56	6.17	8.76	6.59
Efficiency ratio	66.20	66.76	72.28	66.44	69.06
Diluted earnings per share	$0.43	$0.43	$0.31	$0.86	$0.66
PTPP diluted earnings per share	0.63	0.60	0.46	1.24	1.02
Key developments for the quarter, compared to the linked quarter, are described below:
•Organic Growth: The Company generated continued organic growth across its legacy portfolio, with commercial loans increasing $154 million, or 2%, non-interest bearing deposits increasing $101 million, or 6%, and $150 million of deposit growth from Premier Banking teams, reflecting the Company’s focus on core relationships. These results underscore the continued strength of the core growth initiatives, which the Flushing franchise will further bolster.
2 Core earnings and core earnings before income taxes and provision for credit losses (“PTPP” or “Pre-Tax-Pre-Provision”), and ratios derived therefrom, are non-GAAP financial measures that exclude certain non-core items. Refer to “Explanation of Non-GAAP Financial Measures” and “Other Items - Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

•Net Interest Margin Expansion: Net interest margin increased 12 basis points to 3.05% from 2.93%, and net interest income increased by $24.3 million to $120.7 million.
•Flushing Acquisition: On June 1, 2026, the Company completed its acquisition of Flushing Financial Corporation (“Flushing”), the holding company of Flushing Bank. Flushing added $8.69 billion to total assets, $6.19 billion to loans and loans held for sale, and $7.44 billion to deposits. Flushing added 30 retail branches across New York City and Long Island.
•Balance Sheet Repositioning: The Company sold $1.31 billion of multifamily loans from the Flushing acquisition at a price of 92.25% and invested the $1.20 billion of net proceeds into highly-liquid, investment grade securities. The repositioning reduces commercial real estate concentration by approximately 50 percentage points to 381%3, while increasing liquidity as indicated by on-hand liquidity4 increasing to 11.5% of assets and the loan-to-deposit ratio falling to 91.60%. Additionally, the allowance for credit losses increased to 1.29% of total loans receivable.
•Operating Expenses: The Company anticipates full integration of Flushing’s operations and systems in the third quarter of 2026. The resulting operating synergies are expected to improve efficiency and reduce operating expenses in future periods.
Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “We are pleased to see continued momentum in our core business and to have welcomed Flushing into the OceanFirst family during the quarter. Full integration and the rebranding of Flushing branches is scheduled to occur in the third quarter of 2026, allowing for the realization of synergies well before year-end. We look forward to building on the strong customer relationships Flushing has developed
3 Reflects the bank-level regulatory CRE concentration ratio, calculated as regulatory commercial real estate divided by Tier 1 capital plus the ACL.
4 On-hand liquidity equals cash, unpledged securities and funding capacity at the Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) Discount Window.

over the years.” Mr. Maher added, “The execution of the loan sale reduced the Company’s exposure to rent-regulated properties in New York City. These actions reflect our commitment to maintain a strong balance sheet and an enhanced liquidity profile, positioning the combined organization for sustainable, long-term growth.”
The Company’s Board of Directors declared its 118th consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.20 per share will be paid on August 21, 2026, to common stockholders and NVCE stockholders of record on August 10, 2026.
Results of Operations
On June 1, 2026, the Company completed its acquisition of Flushing and its results of operations from June 1, 2026 through June 30, 2026 are included in the consolidated results for the three and six months ended June 30, 2026, but are not included in the results of operations for the corresponding prior year periods. Further, the current quarter included $42.8 million of non-recurring merger-related expenses for the Flushing acquisition, representing $33.6 million net of tax, or $0.48 per share.
Net Interest Income and Margin
Three months ended June 30, 2026 vs. June 30, 2025
Net interest income increased to $120.7 million, from $87.6 million, reflecting the net impact of the interest rate environment and the acquisition of Flushing, which added $19.1 million of net interest income. Net interest margin increased to 3.05%, from 2.91%, which included the impact of purchase accounting accretion and prepayment fees of 0.05% and 0.04%, respectively, and the impact of purchase accounting on average-interest earning assets.
Average interest-earning assets increased by $3.81 billion, which was impacted by $2.50 billion of average interest-earning assets acquired from Flushing and increases in commercial loans and securities. The average yield for interest-earning assets increased to 5.29%, from 5.14%, primarily due to the repricing of assets and new originations, and the addition of loans acquired from Flushing at higher yields.
The cost of average interest-bearing liabilities decreased to 2.74%, from 2.77%, primarily due to repricing of deposits and, to a lesser extent, Federal Home Loan Bank (“FHLB”) advances, partially offset by the addition of deposits acquired from Flushing at higher rates. The total cost of deposits remained stable at 2.06% for both periods. Average interest-bearing liabilities increased by $3.25 billion, driven by liabilities assumed from Flushing, and the remainder attributable to increases in deposits and FHLB advances.
Six months ended June 30, 2026 vs. June 30, 2025
Net interest income increased to $217.2 million, from $174.3 million, reflecting the net impact of the interest rate environment and the acquisition of Flushing. Net interest margin increased to 2.99%, from 2.91%, which included the impact of purchase accounting accretion and prepayment fees of 0.04% for both periods.
Average interest-earning assets increased by $2.53 billion, driven by $1.26 billion acquired from Flushing and increases in commercial loans and securities. The average yield for interest-earning assets increased to 5.20%, from 5.14%, primarily due to the repricing of assets and new originations, and the addition of loans acquired from Flushing at higher yields.
The cost of average interest-bearing liabilities decreased to 2.70%, from 2.77%, primarily due to repricing of deposits and FHLB advances, partially offset by the addition of deposits acquired from Flushing at higher rates. The total cost of deposits decreased four basis points to 2.02%, from 2.06%. Average interest-bearing liabilities increased by $2.23 billion, driven by the acquisition of Flushing, with the remaining increases related to deposits and FHLB advances.

Three months ended June 30, 2026 vs. March 31, 2026
Net interest income increased by $24.3 million, to $120.7 million from $96.4 million, and net interest margin increased to 3.05%, from 2.93%. Net interest margin included the impact of purchase accounting accretion and prepayment fees of 0.05% and 0.01%, respectively.
Average interest-earning assets increased by $2.52 billion, and the yield on average interest-earning assets increased to 5.29%, from 5.10%. As noted above, the current quarter was impacted by interest-earning assets acquired from Flushing and repricing of assets and new originations.
The cost of average interest-bearing liabilities increased to 2.74%, from 2.66%. The total cost of deposits increased to 2.06%, from 1.97%. Average interest-bearing liabilities increased by $2.03 billion, driven by Flushing as noted above, partly offset by government deposit outflows.
Provision for Credit Losses
    Provision for credit losses for the three and six months ended June 30, 2026 was $4.0 million and $6.7 million, as compared to $3.0 million and $8.4 million for the corresponding prior year periods, and $2.7 million in the linked quarter. The current quarter provision was primarily driven by a reserve build of $2.5 million and replenishment of net charge-offs of $1.5 million.
Net loan charge-offs were $1.5 million and $2.2 million for the three and six months ended June 30, 2026, as compared to $2.2 million and $2.9 million for the corresponding prior year periods and $701,000 for the linked quarter. Net loan charge-offs to average total loans were 0.05% and 0.04% for the three and six months ended June 30, 2026, as compared to 0.09% and 0.06% for the corresponding prior year periods and 0.03% for the linked quarter.
Non-interest Income
Three months ended June 30, 2026 vs. June 30, 2025
Other income decreased to $10.6 million, as compared to $11.7 million. Other income was adversely impacted by non-core operations of $347,000 related to net losses on equity investments in the current quarter. The prior period other income was favorably impacted by non-core operations of

$488,000 related to net gains on equity investments. Excluding the impact of non-core operations, other income decreased by $300,000. The current year period includes $1.4 million of other income from the acquisition of Flushing which largely was offset by the reduction in fees and services charges from the discontinuation of our title business for the comparable prior year period.
Excluding the impact of non-core operations and Flushing, the decrease in other income of $1.7 million was driven by a decrease in fees and service charges of $1.8 million and a decrease in net gain on sale of loans of $1.2 million due to the discontinuation of residential loan originations, including the disposition of the title business at the beginning of the fourth quarter last year. In addition, the prior period included non-recurring other income of $1.1 million. This was partly offset by increases in net gain on other real estate operations of $1.5 million and commercial loan swap income of $1.4 million.
Six months ended June 30, 2026 vs. June 30, 2025
Other income decreased to $17.3 million, as compared to $23.0 million. Other income was adversely impacted by non-core operations of $701,000 related to net losses on equity investments in the current period. The prior period other income was favorably impacted by non-core operations of $693,000 related to net gains on equity investments. Excluding the impact of non-core operations, other income decreased by $4.2 million. This was partly offset by the acquisition of Flushing, as noted above.
The remaining decrease in other income by $5.6 million was driven by a decrease in fees and service charges of $3.6 million and a decrease in a net gain on sale of loans of $2.1 million due to the same drivers as noted above. In addition, the prior period included non-recurring other income of $1.9 million. This was partly offset by increases in net gain on other real estate operations of $1.3 million and commercial loan swap income of $1.1 million.
Three months ended June 30, 2026 vs. March 31, 2026
Other income in the linked quarter was $6.7 million and included non-core operations of $354,000 related to net losses on equity investments. Excluding non-core operations and Flushing’s other income stated above, other income increased by $2.5 million. The primary drivers were increases in net gain on other real estate operations of $1.4 million and commercial loan swap income of $1.2 million.
Non-interest Expense
Three months ended June 30, 2026 vs. June 30, 2025
Operating expenses increased to $129.9 million, as compared to $71.5 million. Operating expenses in the current quarter were adversely impacted by non-core operations of $42.7 million, due to merger-related expenses. Excluding the impact of non-core operations, other expenses increased by $15.7 million, primarily due to $14.8 million of operating expenses recognized in June from the acquisition of Flushing.
The remaining increase in operating expenses of $877,000 was driven by an increase in compensation and benefits of $2.5 million, mostly due to commercial banking hires adjusted for annual inflationary increases, partly offset by the impact of our residential outsourcing initiative. Additional drivers were decreases in professional fees of $1.3 million, mostly due to recruitment fees for the Company’s commercial banking hires in the prior year.
Six months ended June 30, 2026 vs. June 30, 2025
Operating expenses increased to $203.3 million, as compared to $135.8 million. Operating expenses in the current quarter were adversely impacted by non-core operations of $47.0 million, due to merger-related expenses and restructuring charges. Excluding the impact of non-core operations, other expenses increased by $20.5 million primarily due to the acquisition of Flushing, as noted above.
The remaining increase in operating expenses of $5.7 million was driven by an increase in compensation and benefits of $5.3 million, mostly due to commercial banking hires adjusted for annual inflationary increases, partly offset by the impact of our residential outsourcing initiative.
Three months ended June 30, 2026 vs. March 31, 2026
Operating expenses in the linked quarter were $73.4 million and included non-core operations of $4.3 million related to merger-related expenses and restructuring charges. Excluding non-core operations and Flushing’s other expense stated above, operating expenses increased by $3.2 million. The primary drivers were increases in compensation and benefits of $3.3 million, partly due to new hires and an additional working day, and marketing expense of $646,000. These were partly offset by a decrease in data processing expense of $975,000.
Income Tax Expense
The provision for income taxes was $496,000 and $7.0 million for the three and six months ended June 30, 2026, as compared to $5.8 million and $12.6 million for the same prior year periods and $6.5 million for the linked quarter. The effective tax rate was (19.6)% and 28.7% for the three and six months ended June 30, 2026, as compared to 23.2% and 23.7% for the same prior year period and 24.2% for the linked quarter. The effective tax rate for the three and six months ended June 30, 2026 was adversely impacted by non-deductible merger related expenses, which were offset by a one-time revaluation of deferred taxes as a result of the Flushing acquisition. Excluding the impact of these adjustments, the effective tax rate would have been 28.1% and increased as a result of the new tax profile due to the acquisition of Flushing.
Financial Condition5
June 30, 2026 vs. December 31, 2025
Total assets increased by $8.71 billion to $23.27 billion, due to the acquisition of Flushing which added $8.69 billion to total assets. Total loans increased by $5.24 billion to $16.28 billion, from $11.03 billion, primarily due to Flushing totaling $6.19 billion partly offset by $1.31 billion of multifamily loans sold during the quarter for a price of $1.20 billion, net of costs to sell. Debt securities held-to-maturity and available-for-sale increased by $2.82 billion, primarily due to the acquisition of Flushing totaling $1.54 billion and the reinvestment of proceeds from the loan sales into securities. Bank owned life insurance increased by $233.6 million to $503.9 million, from $270.3 million driven by the acquisition of Flushing. As part of the acquisition of Flushing, the Company’s goodwill balance
5 Flushing amounts refer to estimated fair values as of the June 1, 2026 acquisition date, unless otherwise noted.

increased to $529.8 million, from $517.5 million and intangibles increased to $90.6 million, from $9.0 million.
Other assets increased by $217.7 million to $367.0 million, from $149.3 million primarily due to revaluation of deferred tax assets as a result of the acquisition of Flushing and increase in market values of derivatives associated with customer interest rate swaps.
Total liabilities increased by $7.96 billion to $20.86 billion, from $12.90 billion primarily due to the acquisition of Flushing, which added $8.16 billion. Deposits increased by $6.80 billion to $17.76 billion, from $10.96 billion, primarily due to acquired deposits from Flushing totaling $7.44 billion. Excluding Flushing, the decrease in deposits was primarily attributable to a decrease in government deposits due to seasonality. Time deposits increased by $1.74 billion to $4.21 billion, from $2.47 billion, representing 23.7% and 22.5% of total deposits, respectively. Time deposits included an increase in retail time deposits of $1.41 billion and brokered time deposits of $276.0 million. FHLB advances increased by $335.2 million to $1.73 billion, from $1.40 billion, partly due to Flushing and additional borrowing needs. Other borrowings increased by $238.0 million to $493.2 million, from $255.2 million driven by the addition of subordinated debt and trust preferred securities from the acquisition of Flushing. The loan-to-deposit ratio was 91.6%, as compared to 100.6%.
Other liabilities increased by $489.8 million to $699.1 million, from $209.3 million, mostly related to $337.0 million of unsettled security purchases and increases in market values of derivatives associated with customer interest rate swaps.
Capital levels remain strong and in excess of “well-capitalized” regulatory levels at June 30, 2026, including the Company’s estimated common equity tier one capital ratio of 10.7%.
    Total stockholders’ equity increased to $2.41 billion, as compared to $1.66 billion, primarily due to the acquisition of Flushing which added $535.6 million to stockholders’ equity. The current period also included a $225 million strategic investment from affiliates of funds managed by Warburg, in exchange for approximately 9.6 million shares of common stock, 1.8 million shares of NVCE stock, and warrants to purchase 11.4 million shares of NVCE stock. Additionally, accumulated other comprehensive loss increased by $1.2 million primarily due to decreases in the fair market value of available-for-sale debt securities and derivative hedges, net of tax.
During the six months ended June 30, 2026, the Company repurchased 376,277 shares totaling $7.1 million representing a weighted average cost of $18.70, for repurchases of exercised options and vesting of awards from employees outside of the authorized share repurchase program. On June 1, 2026 the Company donated 273,973 shares totaling $5.0 million to the OceanFirst Foundation, which was funded through treasury stock. As of June 30, 2026, the Company had 3,226,284 shares available for repurchase under the authorized repurchase programs.
The Company’s tangible common equity6 increased by $654.6 million to $1.79 billion. The Company’s stockholders’ equity to assets ratio was 10.36% at June 30, 2026, and tangible common equity to tangible assets ratio decreased by 18 basis points during the year to 7.91%, primarily due to the drivers described above.
Book value per common share6 decreased to $24.50, as compared to $28.97. Tangible book value per common share decreased to $18.19, as compared to $19.79.

Asset Quality
June 30, 2026 vs. December 31, 2025
The Company’s allowance for loan credit losses was 1.29% of total loans, as compared to 0.76%. The increase in the allowance for credit losses was largely driven by incremental allowance for loan credit losses of $121 million added for the Flushing portfolio and the reserve build. Refer to “Provision for Credit Losses” section for further discussion.
Non-performing loans increased to $108.2 million, from $27.8 million, primarily due to $53.8 million of non-performing loans acquired from Flushing and one commercial relationship of
6 Tangible book value per common share and tangible common equity to tangible assets are non-GAAP financial measures and exclude the impact of intangible assets, goodwill, and preferred equity from both stockholders’ equity and total assets. Tangible book value per common share is based on common shares outstanding at period end Refer to “Explanation of Non-GAAP Financial Measures” and the “Other Items - Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

$20.6 million. Non-performing loans represented 0.67% and 0.25% of total loans, respectively. The allowance for loan credit losses as a percentage of total non-performing loans was 193.75%, as compared to 301.27%. The level of 30 to 89 days delinquent loans decreased to $47.1 million, from $47.8 million, primarily due to the one commercial relationship noted above, which was partially offset by $18.2 million of 30 to 89 days delinquent loans acquired from Flushing. Criticized and classified loans and investment, and other real estate owned, increased to $541.5 million, from $122.1 million, primarily due to $293.2 million of loans and a $20.7 million investment acquired from Flushing, which were re-risked at the date of acquisition based on the Company’s credit standards. The remaining increase was driven by two commercial relationships totaling $56.1 million.
The Company identified $750.4 million of purchased with credit deterioration (“PCD”) loans from the Flushing acquisition largely consisting of criticized and classified loans and loans with any rent-regulated exposure. Non-performing loans in the current period included $51.6 million of PCD loans acquired from Flushing, and 30 to 89 days delinquent loans in the current period included $8.6 million of PCD loans acquired from Flushing.
The Company’s asset quality, excluding PCD loans, was as follows. Non-performing loans increased to $54.1 million, from $22.4 million. The allowance for loan credit losses as a percentage of total non-performing loans was 388.00%, as compared to 374.46%. The level of 30 to 89 days delinquent loans, excluding non-performing loans, decreased to $36.9 million, from $44.7 million.

Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance with GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations and in some instances excluding income taxes and provision for credit losses, and reporting equity and asset amounts excluding intangible assets and goodwill, all of which can vary from period to period, provides a better comparison of period-to-period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies. Refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Conference Call
    As previously announced, the Company will host an earnings conference call on Friday, July 31, 2026 at 11:00 a.m. Eastern Time. The direct dial number for the call is (833) 461-5787, using the meeting ID 387420595. For those unable to participate in the conference call, a replay will be available which can be accessed through the following URL: https://events.q4inc.com/attendee/387420595. The conference call will also be available (listen-only) by internet webcast at https://ir.oceanfirst.com/. Web users should go to the site at least fifteen minutes prior to the call to register.
* * *

    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $23.3 billion regional bank serving business and retail customers throughout New Jersey, New York, Long Island, and the major metropolitan areas from Massachusetts through Virginia. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this press release contains certain forward-looking statements within the meaning of the federal securities laws, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. Forward-looking statements may be identified by the use of the words such as “ estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “could,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. These statements are based on various assumptions, whether or not identified in this document, and on the current expectations of the Company’s management and are not predictions of actual performance, and, as a result, are subject to risks and uncertainties. These forward-looking statements are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict, may differ from assumptions and many are beyond the control of the Company. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, inflation, general economic conditions, including potential recessionary conditions, levels of unemployment in the Company’s lending area, real estate market values in the Company’s lending area, potential goodwill impairment, natural disasters, potential increases to flood insurance premiums, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the imposition of tariffs or other domestic or international governmental policies, trade restrictions and retaliatory measures impacting the Company’s borrowers and the broader economy, the effects of a potential future federal government shutdown, debt ceiling impasses or fiscal uncertainty, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, the availability of low-cost funding, changes in liquidity, including the size and composition of the Company’s deposit portfolio and the percentage of uninsured deposits in the portfolio, changes in capital management and balance sheet strategies and the ability to successfully implement such strategies, competition, demand for financial services in the Company’s market area, our ability to enter into new markets and capitalize on growth opportunities, the adequacy of and changes in the economic assumptions and methodology for computing the allowance for credit losses, availability of capital, competition, our ability to maintain and increase market share and control expenses, changes in investor sentiment and consumer spending, borrowing and savings habits, changes in accounting principles, risks associated with cybersecurity threats, data breaches, ransomware attacks, or other failures in the Company’s operational or security systems and infrastructure, including the risks arising from the Company’s dependence on third-party service providers and vendors, the failure to maintain current technologies and the operational risks associated with the adoption of artificial intelligence and other emerging technologies, failure to retain or attract employees, the impact of pandemics on our operations and financial results and those of our customers and the Bank’s ability to successfully integrate acquired operations.
You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of OceanFirst’s Annual Report on Form 10-K for the year ended December 31, 2025, and other documents filed by OceanFirst from time to time with the U.S. Securities and Exchange Commission (the “SEC”). The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	June 30,	March 31,	December 31,	June 30,
	2026	2026	2025	2025
	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$274,057	$136,981	$135,130	$170,599
Debt securities available-for-sale, at estimated fair value	2,067,668	1,181,087	1,231,827	735,561
Debt securities held-to-maturity, net of allowance for securities credit losses of $663 at June 30, 2026, $754 at March 31, 2026, $811 at December 31, 2025, and $809 at June 30, 2025 (estimated fair value of $2,803,466 at June 30, 2026, $793,409 at March 31, 2026, $825,790 at December 31, 2025, and $896,090 at June 30, 2025)	2,862,196	852,917	881,568	968,969
Equity investments	75,965	88,239	91,882	87,808
Restricted equity investments, at cost	180,711	119,503	129,329	106,538
Loans receivable, net of allowance for loan credit losses of $209,716 at June 30, 2026, $86,110 at March 31, 2026, $83,726 at December 31, 2025, and $79,266 at June 30, 2025	16,086,532	11,059,275	10,970,666	10,119,781
Loans held-for-sale	—	—	5,768	15,744
Interest and dividends receivable	91,497	49,588	49,010	44,032
Other real estate owned	13,453	10,393	10,266	7,680
Premises and equipment, net	126,609	112,066	112,743	113,474
Bank owned life insurance	503,910	271,650	270,301	271,184
Goodwill	529,836	517,481	517,481	523,308
Intangibles	90,613	8,198	9,046	10,834
Other assets	366,963	148,958	149,300	152,335
Total assets	$23,270,010	$14,556,336	$14,564,317	$13,327,847
Liabilities and Stockholders’ Equity
Deposits	$17,760,073	$11,155,916	$10,964,405	$10,232,442
Federal Home Loan Bank advances	1,732,373	1,180,179	1,397,179	938,687
Securities sold under agreements to repurchase with customers	61,329	67,249	54,434	61,490
Other borrowings	493,216	255,518	255,233	198,019
Advances by borrowers for taxes and insurance	112,876	25,851	21,245	18,759
Other liabilities	699,063	202,255	209,271	234,770
Total liabilities	20,858,930	12,886,968	12,901,767	11,684,167
Stockholders’ equity:
OceanFirst Financial Corp. stockholders’ equity	2,411,080	1,669,368	1,662,550	1,642,846
Non-controlling interest	—	—	—	834
Total stockholders’ equity	2,411,080	1,669,368	1,662,550	1,643,680
Total liabilities and stockholders’ equity	$23,270,010	$14,556,336	$14,564,317	$13,327,847

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,			For the Six Months Ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2026	2026	2025	2026	2025
	|---------------------- (Unaudited) ----------------------|			|---------- (Unaudited) -----------|
Interest income:
Loans	$178,982	$145,324	$135,478	$324,306	$268,497
Debt securities	26,633	19,810	15,950	46,443	33,220
Equity investments and other	3,989	3,157	3,397	7,146	6,811
Total interest income	209,604	168,291	154,825	377,895	308,528
Interest expense:
Deposits	68,308	53,695	52,273	122,003	103,319
Borrowed funds	20,566	18,149	14,916	38,715	30,921
Total interest expense	88,874	71,844	67,189	160,718	134,240
Net interest income	120,730	96,447	87,636	217,177	174,288
Provision for credit losses	4,002	2,738	3,039	6,740	8,379
Net interest income after provision for credit losses	116,728	93,709	84,597	210,437	165,909
Other income (loss):
Bankcard services revenue	1,772	1,629	1,619	3,401	3,082
Trust and asset management revenue	384	433	374	817	780
Fees and service charges	3,389	2,813	4,969	6,202	9,681
Net gain (loss) on sales of loans	38	(28)	1,177	10	2,035
Net (loss) gain on equity investments	(347)	(354)	488	(701)	693
Net gain (loss) from other real estate operations	1,203	(164)	(260)	1,039	(276)
Income from bank owned life insurance	2,471	1,874	1,786	4,345	3,638
Commercial loan swap income	1,654	345	207	1,999	827
Other	34	200	1,373	234	2,526
Total other income	10,598	6,748	11,733	17,346	22,986
Operating expenses:
Compensation and employee benefits	50,202	39,484	40,242	89,686	76,982
Occupancy	7,333	5,832	5,454	13,165	10,951
Equipment	1,111	921	869	2,032	1,790
Marketing	1,894	963	1,541	2,857	2,649
Federal deposit insurance and regulatory assessments	4,130	3,215	2,898	7,345	5,881
Data processing	7,655	7,052	6,808	14,707	13,455
Check card processing	1,097	1,098	1,156	2,195	2,326
Professional fees	3,405	3,222	4,336	6,627	6,761
Amortization of intangibles	2,586	848	906	3,434	1,846
Merger-related expenses	42,765	4,150	—	46,915	—
Restructuring (release) charges	(71)	128	—	57	—
Other operating expenses	7,752	6,490	7,264	14,242	13,127
Total operating expenses	129,859	73,403	71,474	203,262	135,768
(Loss) Income before provision for income taxes	(2,533)	27,054	24,856	24,521	53,127
Provision for income taxes	496	6,548	5,771	7,044	12,579
Net (loss) income	(3,029)	20,506	19,085	17,477	40,548
Net gain (loss) attributable to non-controlling interest	—	—	39	—	(7)
Net (loss) income attributable to OceanFirst Financial Corp.	(3,029)	20,506	19,046	17,477	40,555
Dividends on preferred shares	—	—	1,004	—	2,008
Loss on redemption of preferred stock	—	—	1,842	—	1,842
Net (loss) income available to common stockholders	$(3,029)	$20,506	$16,200	$17,477	$36,705
Basic earnings per share	$(0.04)	$0.36	$0.28	$0.27	$0.63
Diluted earnings per share	$(0.04)	$0.36	$0.28	$0.27	$0.63
Average basic shares outstanding	70,239	57,043	57,738	63,630	57,889
Average diluted shares outstanding	70,239	57,048	57,740	63,638	57,891

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		June 30,	March 31,	December 31,	September 30,	June 30,
		2026	2026	2025	2025	2025
Commercial:
Commercial real estate - investor		$9,125,313	$5,478,832	$5,420,989	$5,211,220	$5,068,125
Commercial and industrial:
Commercial and industrial - real estate		1,800,501	1,016,912	986,431	997,122	914,406
Commercial and industrial - non-real estate		1,907,719	1,302,128	1,227,556	998,860	862,504
Total commercial and industrial		3,708,220	2,319,040	2,213,987	1,995,982	1,776,910
Total commercial		12,833,533	7,797,872	7,634,976	7,207,202	6,845,035
Consumer:
Residential real estate		3,245,311	3,128,023	3,194,264	3,135,200	3,119,232
Home equity loans and lines and other consumer ("other consumer")		196,908	198,048	202,763	215,581	220,820
Total consumer		3,442,219	3,326,071	3,397,027	3,350,781	3,340,052
Total loans		16,275,752	11,123,943	11,032,003	10,557,983	10,185,087
Deferred origination costs (fees), net		20,496	21,442	22,389	13,105	13,960
Allowance for loan credit losses		(209,716)	(86,110)	(83,726)	(81,236)	(79,266)
Loans receivable, net		$16,086,532	$11,059,275	$10,970,666	$10,489,852	$10,119,781
Residential mortgage loans serviced for others		$333,605	$344,316	$365,431	$340,740	$288,211
	At June 30, 2026 Average Yield
Loan pipeline (1):
Commercial	6.54%	$409,448	$417,356	$464,602	$710,933	$790,768
Residential real estate (2)	—	—	461	9,457	136,797	146,921
Other consumer (2)	—	—	—	—	16,184	17,110
Total	6.54%	$409,448	$417,817	$474,059	$863,914	$954,799

	For the Three Months Ended
	June 30,		March 31,	December 31,	September 30,	June 30,
	2026		2026	2025	2025	2025
	Average Yield
Loan originations:
Commercial	6.71%	$641,505	$422,907	$786,186	$739,154	$425,877
Residential real estate (2)	6.07	406	5,824	249,540	250,066	274,314
Other consumer (2)	—	—	—	14,859	18,087	15,813
Total	6.71%	$641,911	$428,731	$1,050,585	$1,007,307	$716,004
(1)Loan pipeline includes loans approved but not funded.
(2)As of December 31, 2025, the Company has discontinued its residential and consumer originations.

DEPOSITS	At
	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Type of Account
Non-interest-bearing	$2,836,711	$1,757,097	$1,741,958	$1,731,760	$1,686,627
Interest-bearing checking	6,276,653	4,536,726	4,354,485	4,090,930	3,845,602
Money market	3,375,564	1,488,653	1,412,917	1,397,434	1,377,999
Savings	1,060,481	986,208	986,195	1,000,488	1,022,918
Time deposits (1)	4,210,664	2,387,232	2,468,850	2,215,382	2,299,296
Total deposits	$17,760,073	$11,155,916	$10,964,405	$10,435,994	$10,232,442
(1)Includes brokered time deposits of $885.7 million, $487.9 million, $609.8 million, $405.1 million, and $522.8 million at June 30, 2026, March 31, 2026, December 31, 2025, September 30, 2025, and June 30, 2025, respectively.

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY (1) (2)	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Non-performing loans:
Commercial real estate - investor	$76,721	$18,970	$13,636	$23,570	$20,457
Commercial and industrial:
Commercial and industrial - real estate	16,980	5,541	4,813	7,469	4,499
Commercial and industrial - non-real estate	5,045	228	640	394	311
Total commercial and industrial	22,025	5,769	5,453	7,863	4,810
Residential real estate	7,043	7,011	6,200	7,334	5,318
Other consumer	2,452	2,888	2,502	2,496	2,926
Total non-performing loans (2) (3)	$108,241	$34,638	$27,791	$41,263	$33,511
Other real estate owned	13,453	10,393	10,266	7,498	7,680
Non-performing investment (4)	20,729	—	—	—	—
Total non-performing assets	$142,423	$45,031	$38,057	$48,761	$41,191
Delinquent loans 30 to 89 days (3)	$47,097	$55,876	$47,808	$19,817	$14,740
Modifications to borrowers experiencing financial difficulty
Non-performing (included in total non-performing loans above)	$7,151	$5,460	$956	$7,693	$8,129
Performing	15,072	15,083	23,898	23,952	31,986
Total modifications to borrowers experiencing financial difficulty	$22,223	$20,543	$24,854	$31,645	$40,115
Allowance for loan credit losses	$209,716	$86,110	$83,726	$81,236	$79,266
Allowance for unfunded commitments	4,194	3,738	4,028	4,636	3,289
Allowance for loan credit losses as a percent of total loans receivable	1.29%	0.77%	0.76%	0.77%	0.78%
Allowance for loan credit losses as a percent of total non-performing loans	193.75	248.60	301.27	196.87	236.54
Non-performing loans as a percent of total loans receivable	0.67	0.31	0.25	0.39	0.33
Non-performing assets as a percent of total assets	0.61	0.31	0.26	0.34	0.31
Supplemental PCD and non-performing loans
PCD loans, net of allowance for loan credit losses (3)	$696,763	$14,604	$14,968	$19,003	$20,934
Non-performing PCD loans (3)	54,190	5,900	5,432	5,677	6,800
Delinquent PCD and non-performing loans 30 to 89 days (3)	10,221	8,794	3,103	2,987	2,590
PCD modifications to borrowers experiencing financial difficulty (2)	1,710	16	18	20	20
Asset quality, excluding PCD loans
Non-performing loans (2)	54,051	28,738	22,359	35,586	26,711
Non-performing assets	88,233	39,131	32,625	43,084	34,391
Delinquent loans 30 to 89 days (excludes non-performing loans)	36,876	47,082	44,705	16,830	12,150
Modifications to borrowers experiencing financial difficulty (2)	20,513	20,527	24,836	31,625	40,095
Allowance for loan credit losses as a percent of total non-performing loans	388.00%	299.64%	374.46%	228.28%	296.75%
Non-performing loans as a percent of total loans receivable	0.33	0.26	0.20	0.34	0.26
Non-performing assets as a percent of total assets	0.38	0.27	0.22	0.30	0.26
(1)Asset quality metrics exclude loans held for sale.
(2)The quarters ended June 30, 2026, December 31, 2025, and June 30, 2025 included the sale of non-performing residential and consumer loans of $2.0 million, $2.5 million and $2.2 million, respectively.
(3)The quarter ended June 30, 2026 included loans acquired from the Flushing acquisition. Non-performing, delinquent 30 to 89 days, and PCD loans included $53.8 million, $18.2 million, and $750.4 million, respectively, of acquired loans from Flushing. Non-performing PCD and delinquent 30 to 89 days PCD loans included $51.6 million and $8.6 million, respectively, from Flushing.
(4)Non-performing investment acquired from Flushing.

(continued)

NET LOAN CHARGE-OFFS	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Net loan charge-offs:
Loan charge-offs	$(1,776)	$(956)	$(2,190)	$(850)	$(2,415)
Recoveries on loans	262	255	216	233	197
Net loan charge-offs	$(1,514)	$(701)	$(1,974)	$(617)	$(2,218)
Net loan charge-offs to average total loans (annualized)	0.05%	0.03%	0.07%	0.02%	0.09%
Net loan (charge-offs) recoveries detail:
Commercial (1)	$(1,074)	$(736)	$(1,676)	$(522)	$(1,666)
Residential real estate (2)	(352)	(7)	(268)	(24)	(348)
Other consumer (2)	(88)	42	(30)	(71)	(204)
Net loan charge-offs	$(1,514)	$(701)	$(1,974)	$(617)	$(2,218)
(1)The three months ended June 30, 2025 included charge-offs related to two commercial relationships of $1.6 million.
(2)The three months ended December 31, 2025 and June 30, 2025 included charge-offs of $342,000 and $445,000, respectively, related to the sale of non-performing residential and consumer loans.

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$158,816	$1,375	3.47%	$83,036	$662	3.23%	$111,631	$1,090	3.92%
Securities (2)	2,789,029	29,247	4.21	2,282,663	22,305	3.96	1,917,114	18,257	3.82
Loans receivable, net (3)
Commercial	9,701,371	142,903	5.91	7,687,461	109,097	5.76	6,786,611	100,004	5.91
Residential real estate	3,145,110	33,135	4.21	3,167,262	33,141	4.19	3,091,227	31,861	4.12
Other consumer	188,131	2,944	6.28	199,318	3,086	6.28	225,311	3,613	6.43
Allowance for loan credit losses, net of deferred loan costs and fees	(104,773)	—	—	(61,878)	—	—	(66,364)	—	—
Loans receivable, net	12,929,839	178,982	5.55	10,992,163	145,324	5.34	10,036,785	135,478	5.41
Total interest-earning assets	15,877,684	209,604	5.29	13,357,862	168,291	5.10	12,065,530	154,825	5.14
Non-interest-earning assets	1,399,341			1,192,836			1,182,543
Total assets	$17,277,025			$14,550,698			$13,248,073
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$5,107,262	28,186	2.21%	$4,509,841	22,820	2.05%	$3,990,602	20,605	2.07%
Money market	2,120,250	14,128	2.67	1,472,989	8,808	2.43	1,342,194	9,718	2.90
Savings	1,003,045	1,284	0.51	988,964	1,306	0.54	1,029,490	1,680	0.65
Time deposits	2,990,624	24,710	3.31	2,372,824	20,761	3.55	2,175,564	20,270	3.74
Total	11,221,181	68,308	2.44	9,344,618	53,695	2.33	8,537,850	52,273	2.46
FHLB Advances	1,312,502	13,169	4.02	1,261,984	12,884	4.14	880,746	9,933	4.52
Securities sold under agreements to repurchase	60,009	399	2.67	59,806	384	2.60	60,477	419	2.78
Other borrowings	397,793	6,998	7.06	299,919	4,881	6.60	260,655	4,564	7.02
Total borrowings	1,770,304	20,566	4.66	1,621,709	18,149	4.54	1,201,878	14,916	4.98
Total interest-bearing liabilities	12,991,485	88,874	2.74	10,966,327	71,844	2.66	9,739,728	67,189	2.77
Non-interest-bearing deposits	2,107,561			1,731,789			1,639,045
Non-interest-bearing liabilities	247,077			174,100			186,653
Total liabilities	15,346,123			12,872,216			11,565,426
Stockholders’ equity	1,930,902			1,678,482			1,682,647
Total liabilities and stockholders’ equity	$17,277,025			$14,550,698			$13,248,073
Net interest income		$120,730			$96,447			$87,636
Net interest rate spread (4)			2.55%			2.44%			2.37%
Net interest margin (5)			3.05%			2.93%			2.91%
Total cost of deposits (including non-interest-bearing deposits)			2.06%			1.97%			2.06%

(continued)

	For the Six Months Ended June 30,
	2026			2025
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$121,135	$2,037	3.39%	$106,230	$2,073	3.94%
Securities (2)	2,537,245	51,552	4.10	1,959,922	37,958	3.91
Loans receivable, net (3)
Commercial	8,699,979	252,000	5.84	6,783,823	198,265	5.89
Residential real estate	3,156,125	66,276	4.20	3,078,524	63,131	4.10
Other consumer	193,693	6,030	6.28	226,923	7,101	6.31
Allowance for loan credit losses, net of deferred loan costs and fees	(83,445)	—	—	(64,121)	—	—
Loans receivable, net	11,966,352	324,306	5.46	10,025,149	268,497	5.39
Total interest-earning assets	14,624,732	377,895	5.20	12,091,301	308,528	5.14
Non-interest-earning assets	1,296,661			1,188,506
Total assets	$15,921,393			$13,279,807
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$4,810,202	51,006	2.14%	$4,062,502	42,039	2.09%
Money market	1,798,408	22,936	2.57	1,332,154	19,070	2.89
Savings	996,043	2,589	0.52	1,043,674	3,465	0.67
Time deposits	2,683,430	45,472	3.42	2,046,927	38,745	3.82
Total	10,288,083	122,003	2.39	8,485,257	103,319	2.46
FHLB Advances	1,287,383	26,053	4.08	938,200	21,293	4.58
Securities sold under agreements to repurchase	59,908	783	2.64	62,385	846	2.73
Other borrowings	349,126	11,879	6.86	271,840	8,782	6.51
Total borrowings	1,696,417	38,715	4.60	1,272,425	30,921	4.90
Total interest-bearing liabilities	11,984,500	160,718	2.70	9,757,682	134,240	2.77
Non-interest-bearing deposits	1,920,713			1,618,622
Non-interest-bearing liabilities	210,791			204,702
Total liabilities	14,116,004			11,581,006
Stockholders’ equity	1,805,389			1,698,801
Total liabilities and stockholders’ equity	$15,921,393			$13,279,807
Net interest income		$217,177			$174,288
Net interest rate spread (4)			2.50%			2.37%
Net interest margin (5)			2.99%			2.91%
Total cost of deposits (including non-interest-bearing deposits)			2.02%			2.06%
(1)    Average yields and costs are annualized.
(2)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for securities credit losses.
(3)    Amount is net of deferred loan costs and fees, undisbursed loan funds, discounts and premiums and allowance for loan credit losses, and includes loans held-for-sale and non-performing loans.
(4)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Selected Financial Condition Data:
Total assets	$23,270,010	$14,556,336	$14,564,317	$14,324,664	$13,327,847
Debt securities available-for-sale, at estimated fair value	2,067,668	1,181,087	1,231,827	1,261,580	735,561
Debt securities held-to-maturity, net of allowance for securities credit losses	2,862,196	852,917	881,568	919,734	968,969
Equity investments	75,965	88,239	91,882	90,731	87,808
Restricted equity investments, at cost	180,711	119,503	129,329	142,398	106,538
Loans receivable, net of allowance for loan credit losses	16,086,532	11,059,275	10,970,666	10,489,852	10,119,781
Deposits	17,760,073	11,155,916	10,964,405	10,435,994	10,232,442
Federal Home Loan Bank advances	1,732,373	1,180,179	1,397,179	1,705,585	938,687
Securities sold under agreements to repurchase from customers and other borrowings	554,545	322,767	309,667	263,007	259,509
Total stockholders’ equity	2,411,080	1,669,368	1,662,550	1,653,427	1,643,680

	For the Three Months Ended,
	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Selected Operating Data:
Interest income	$209,604	$168,291	$171,732	$162,194	$154,825
Interest expense	88,874	71,844	76,454	71,537	67,189
Net interest income	120,730	96,447	95,278	90,657	87,636
Provision for credit losses	4,002	2,738	3,700	4,092	3,039
Net interest income after provision for credit losses	116,728	93,709	91,578	86,565	84,597
Other income (excluding equity investments)	10,945	7,102	9,181	12,311	11,245
Net (loss) gain on equity investments	(347)	(354)	230	(7)	488
Operating expenses (excluding non-core operations)	87,165	69,125	71,227	72,390	71,474
Restructuring (release) charges	(71)	128	7,379	4,147	—
Credit risk transfer execution expense	—	—	1,283	—	—
FDIC special assessment release	—	—	—	(210)	—
Merger-related expenses	42,765	4,150	4,253	—	—
(Loss) income before provision for income taxes	(2,533)	27,054	16,847	22,542	24,856
Provision for income taxes	496	6,548	3,754	5,156	5,771
Net (loss) income	(3,029)	20,506	13,093	17,386	19,085
Net income (loss) attributable to non-controlling interest	—	—	—	56	39
Net (loss) income attributable to OceanFirst Financial Corp.	$(3,029)	$20,506	$13,093	$17,330	$19,046
Net (loss) income available to common stockholders	$(3,029)	$20,506	$13,093	$17,330	$16,200
Diluted earnings per share (6)	$(0.04)	$0.36	$0.23	$0.30	$0.28
Net accretion/amortization of purchase accounting adjustments included in net interest income	$1,151	$59	$222	$510	$420

(continued)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Selected Financial Ratios and Other Data(1) (2):
Performance Ratios (Annualized):
Return on average assets (3)	(0.07)%	0.57%	0.36%	0.51%	0.49%
Return on average tangible assets (3) (4)	(0.07)	0.59	0.38	0.53	0.51
Return on average stockholders’ equity (3)	(0.63)	4.95	3.12	4.15	3.86
Return on average tangible stockholders’ equity (3) (4)	(0.88)	7.22	4.57	6.13	5.66
Return on average tangible common equity (3) (4)	(0.88)	7.22	4.57	6.13	5.66
Stockholders’ equity to total assets	10.36	11.47	11.42	11.54	12.33
Tangible stockholders’ equity to tangible assets (4)	7.91	8.15	8.09	8.12	8.67
Tangible common equity to tangible assets (4)	7.91	8.15	8.09	8.12	8.67
Net interest rate spread	2.55	2.44	2.36	2.36	2.37
Net interest margin	3.05	2.93	2.87	2.91	2.91
Operating expenses to average assets	3.01	2.05	2.33	2.23	2.16
Efficiency ratio (5)	98.88	71.13	80.37	74.13	71.93
Loan-to-deposit ratio	91.60	99.70	100.60	101.20	99.50

	For the Six Months Ended June 30,
	2026	2025
Performance Ratios (Annualized):
Return on average assets (3)	0.22%	0.56%
Return on average tangible assets (3) (4)	0.23	0.58
Return on average stockholders’ equity (3)	1.95	4.36
Return on average tangible stockholders’ equity (3) (4)	2.79	6.36
Return on average tangible common equity (3) (4)	2.79	6.36
Net interest rate spread	2.50	2.37
Net interest margin	2.99	2.91
Operating expenses to average assets	2.57	2.06
Efficiency ratio (5)	86.67	68.82

(continued)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Trust and Asset Management:
Wealth assets under administration and management (“AUA/M”)	$158,650	$142,962	$142,030	$143,708	$141,921
Nest Egg AUA/M	503,818	469,586	485,606	463,906	462,664
Total AUA/M	662,468	612,548	627,636	607,614	604,585
Per Share Data:
Cash dividends per common share (6)	$0.20	$0.20	$0.20	$0.20	$0.20
Book value per common share at end of period (6)	24.50	28.98	28.97	28.81	28.64
Tangible book value per common share at end of period (4) (6)	18.19	19.86	19.79	19.52	19.34
Common shares outstanding at end of period (6)	98,416,195	57,600,069	57,390,569	57,388,603	57,383,975
Number of full-service customer facilities:	71	41	41	40	40
Quarterly Average Balances
Total securities	$2,789,029	$2,282,663	$2,339,646	$1,990,917	$1,917,114
Loans receivable, net	12,929,839	10,992,163	10,724,240	10,278,610	10,036,785
Total interest-earning assets	15,877,684	13,357,862	13,157,360	12,363,997	12,065,530
Total goodwill and intangibles	557,717	526,228	529,006	533,835	534,734
Total assets	17,277,025	14,550,698	14,337,776	13,551,194	13,248,073
Time deposits	2,990,624	2,372,824	2,270,671	2,105,734	2,175,564
Total deposits (including non-interest-bearing deposits)	13,328,742	11,076,407	11,122,681	10,263,523	10,176,895
Total borrowings	1,770,304	1,621,709	1,350,390	1,432,196	1,201,878
Total interest-bearing liabilities	12,991,485	10,966,327	10,717,860	9,975,062	9,739,728
Non-interest bearing deposits	2,107,561	1,731,789	1,755,211	1,720,657	1,639,045
Stockholders' equity	1,930,902	1,678,482	1,665,201	1,655,893	1,682,647
Tangible stockholders’ equity (4)	1,373,185	1,152,254	1,136,195	1,122,058	1,147,913

Quarterly Yields and Costs
Total securities	4.21%	3.96%	4.10%	3.83%	3.82%
Loans receivable, net	5.55	5.34	5.43	5.49	5.41
Total interest-earning assets	5.29	5.10	5.19	5.21	5.14
Time deposits	3.31	3.55	3.68	3.73	3.74
Total cost of deposits (including non-interest-bearing deposits)	2.06	1.97	2.13	2.06	2.06
Total borrowed funds	4.66	4.54	4.95	5.07	4.98
Total interest-bearing liabilities	2.74	2.66	2.83	2.85	2.77
Net interest spread	2.55	2.44	2.36	2.36	2.37
Net interest margin	3.05	2.93	2.87	2.91	2.91
(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Other Items - Non-GAAP Reconciliation.”
(3)    Ratios for each period are based on net income available to common stockholders.
(4)    Tangible stockholders’ equity and tangible assets exclude goodwill and other intangibles. Tangible common equity (also referred to as “tangible book value”) excludes goodwill, intangibles and preferred equity. Refer to “Other Items - Non-GAAP Reconciliation.”
(5)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.
(6)    Shares include NVCE stock of 1,812,000 as of June 30, 2026 which are participating securities, and represents an as-converted common stock equivalent basis.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Core Earnings:
Net income available to common stockholders (GAAP)	$(3,029)	$20,506	$13,093	$17,330	$16,200
Adjustments to exclude the impact of non-recurring and non-core items:
Net loss (gain) on equity investments	347	354	(230)	7	(488)
Restructuring (release) charges	(71)	128	7,379	4,147	—
Credit risk transfer execution expense	—	—	1,283	—	—
FDIC special assessment release	—	—	—	(210)	—
Merger-related expenses	42,765	4,150	4,253	—	—
Income tax (benefit) expense on items	(9,467)	(806)	(2,254)	(926)	115
Loss on redemption of preferred stock	—	—	—	—	1,842
Core earnings (Non-GAAP)	$30,545	$24,332	$23,524	$20,348	$17,669
Income tax expense	$496	$6,548	$3,754	$5,156	$5,771
Provision for credit losses	4,002	2,738	3,700	4,092	3,039
Less: income tax (benefit) expense on non-core items	(9,467)	(806)	(2,254)	(926)	115
Core earnings PTPP (Non-GAAP)	$44,510	$34,424	$33,232	$30,522	$26,364
Core earnings diluted earnings per share	$0.43	$0.43	$0.41	$0.36	$0.31
Core earnings PTPP diluted earnings per share	$0.63	$0.60	$0.58	$0.54	$0.46

Core Ratios (Annualized):
Return on average assets	0.71%	0.68%	0.65%	0.60%	0.53%
Return on average tangible stockholders’ equity	8.92	8.56	8.21	7.19	6.17
Return on average tangible common equity	8.92	8.56	8.21	7.19	6.17
Efficiency ratio	66.20	66.76	68.19	70.30	72.28

	For the Six Months Ended June 30,
	2026	2025
Core Earnings:
Net income available to common stockholders (GAAP)	$17,477	$36,705
Adjustments to exclude the impact of non-recurring and non-core items:
Net loss (gain) on equity investments	701	(693)
Restructuring charges	57	—
Merger related expenses	46,915	—
Income tax (benefit) expense on items	(10,273)	164
Loss on redemption of preferred stock	—	1,842
Core earnings (Non-GAAP)	$54,877	$38,018
Income tax expense	$7,044	$12,579
Provision for credit losses	6,740	8,379
Less: income tax (benefit) expense on non-core items	(10,273)	164
Core earnings PTPP (Non-GAAP)	$78,934	$58,812
Core diluted earnings per share	$0.86	$0.66
Core earnings PTPP diluted earnings per share	$1.24	$1.02

Core Ratios (Annualized):
Return on average assets	0.70%	0.58%
Return on average tangible stockholders’ equity	8.76	6.59
Return on average tangible common equity	8.76	6.59
Efficiency ratio	66.44	69.06

(continued)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Tangible Equity:
Total stockholders' equity	$2,411,080	$1,669,368	$1,662,550	$1,653,427	$1,643,680
Less:
Goodwill	529,836	517,481	517,481	523,308	523,308
Intangibles	90,613	8,198	9,046	9,934	10,834
Tangible stockholders' equity	1,790,631	1,143,689	1,136,023	1,120,185	1,109,538
Less:
Preferred stock	—	—	—	—	—
Tangible common equity	$1,790,631	$1,143,689	$1,136,023	$1,120,185	$1,109,538

Tangible Assets:
Total assets	$23,270,010	$14,556,336	$14,564,317	$14,324,664	$13,327,847
Less:
Goodwill	529,836	517,481	517,481	523,308	523,308
Intangibles	90,613	8,198	9,046	9,934	10,834
Tangible assets	$22,649,561	$14,030,657	$14,037,790	$13,791,422	$12,793,705

Tangible stockholders' equity to tangible assets	7.91%	8.15%	8.09%	8.12%	8.67%
Tangible common equity to tangible assets	7.91%	8.15%	8.09%	8.12%	8.67%

ACQUISITION DATE - FAIR VALUE BALANCE SHEET

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition for Flushing, net of the total consideration paid (in thousands):

	At June 1, 2026
	Flushing Book Value	Purchase Accounting Adjustments	Estimated Fair Value
Total Purchase Price:			538,351
Assets Acquired:
Cash and cash equivalents	$308,470	$—	$308,470
Securities	1,560,808	(332)	1,560,476
Loans receivable, net of allowance for loan credit losses	5,221,067	(229,810)	4,991,257
Loans held-for-sale	1,309,849	(108,063)	1,201,786
Core deposit intangible	647	84,353	85,000
Other assets	457,057	82,513	539,570
Total assets acquired	8,857,898	(171,339)	8,686,559
Liabilities assumed:
Deposits	7,436,454	7,497	7,443,951
FHLB advances and other borrowings	406,241	(6,106)	400,135
Other liabilities	316,879	(401)	316,478
Total liabilities assumed	8,159,574	990	8,160,564
Net assets acquired	$698,324	$(172,329)	$525,995
Goodwill recorded in the merger			$12,356

The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates and uncertainties become available. As the Company finalizes its review of the acquired assets and liabilities, certain adjustments to the recorded carrying values may be required.